EXHIBIT 99.1

OHA Investment Corporation Schedules its Earnings Release and Conference Call for Fourth Quarter and Year Ended December 31, 2018

NEW YORK, March 04, 2019 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) announced today that it plans to report its financial results for the fourth quarter and year ended December 31, 2018 after the market closes on Thursday March 21, 2019.

The Company will also host an earnings conference call on Friday March 22, 2019 at 10:00 am Eastern Time to discuss its financial results. All interested persons are invited to participate on the call and can access the conference call by dialing (877) 303-7617.  International callers can access the conference by dialing (760) 666-3609. Conference ID is 2883616. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible through the Investor Relations page of the Company’s website, http://www.ohainvestmentcorporation.com.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com).  Oak Hill Advisors has deep experience in direct lending, having invested over $5.5 billion in over 150 direct lending investments over the past 15+ years.

Forward-Looking Statements
This press release may contain forward-looking statements.  We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the “SEC”).  You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K, and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com.  Prospective investors should read such materials carefully before investing.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy.Fielding@kekst.com
Aduke Thelwell – Aduke.Thelwell@kekst.com